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                    [BAKER & BOTTS LETTERHEAD APPEARS HERE]

                                                                       EXHIBIT 5



                                                                   March 6, 1998



Dril-Quip, Inc.
13550 Hempstead Highway
Houston, Texas  77040


Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Dril-Quip, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,700,000 shares (the "Shares") of common stock of the Company, par value $0.01 per share (the "Common Stock"), that may be issued pursuant to the terms of the 1997 Incentive Plan of Dril-Quip, Inc. (the "Incentive Plan"), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

          We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of
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BAKER & BOTTS
   L.L.P.


Dril-Quip, Inc.                       -2-                         March 6, 1998


paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. Upon the issuance and sale of shares of Common Stock pursuant to the provisions of the Incentive Plan for consideration fixed by the Board of Directors or, with respect to grants under the Incentive Plan to executive officers of the Company, by the Compensation Committee of the Board of Directors, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

          The opinions set forth above are limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal securities laws, each as in effect on the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              BAKER & BOTTS, L.L.P.